EXHIBIT 99
[Form of proxy card]
GREAT EASTERN BANK
Proxy Solicited by the Board of Directors
for Special Meeting of Stockholders to be held [                    ]
The undersigned hereby appoints William J. Laraia and Charles C. Shen as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Special Meeting of Stockholders of Great Eastern Bank to be held [                    ], and at any adjournments thereof, on the following proposal:
(1)	Approval of Agreement and Plan of Merger dated as of October 13, 2005 among Great Eastern Bank, UCBH Holdings, Inc. and United Commercial Bank
The proxies named above are authorized to vote in their discretion with respect to any adjournment of the Special Meeting. As of [                    ], Great Eastern Bank does not know of any such other matters to be presented at the Special Meeting.
You are encouraged to specify your choices by marking the appropriate box, SEE BELOW, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted unless you sign, date and return this card.
SEE BELOW

(FOLD AND DETACH HERE)

Please mark
☑	your vote as in	[CONTROL NO.]
this example.
When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the proposal below.

The Board of Directors recommends a vote FOR the proposal.
		FOR	AGAINST	ABSTAIN
1.	Approval of Agreement
and Plan of Merger

Signature(s)	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or guardian, please give full title as such.	The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.